Exhibit 99.1

FitLife Brands Announces First Quarter 2025 Results

OMAHA, NE – May 15, 2025 – FitLife Brands, Inc. (“FitLife” or the “Company”) (NASDAQ: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the first quarter ended March 31, 2025.

Highlights for the first quarter ended March 31, 2025 include:

●	Total revenue was $15.9 million, 4% lower than the first quarter of 2024.

●	Online sales were $10.6 million, representing 67% of total revenue and down 2% compared to the first quarter of 2024.

●	Gross margin was 43.1% compared to 44.0% during the first quarter of 2024.

●	Net income for the first quarter of 2025 was $2.0 million compared to $2.2 million during the same period last year.

●	Basic earnings per share and diluted earnings per share were $0.22 and $0.20, respectively, compared to $0.23 and $0.21 for the first quarter of 2024.

●	Adjusted EBITDA was $3.4 million, a 6% decrease compared to the first quarter of 2024.

●	The Company ended the quarter with $12.0 million outstanding on its term loans and cash of $6.0 million, or total net debt of $6.0 million, equivalent to approximately 0.4x adjusted EBITDA.

For the first quarter ended March 31, 2025, total revenue decreased 4% to $15.9 million compared to $16.5 million during the same period last year. Online revenue for the quarter was $10.6 million, down 2% compared to the quarter ended March 31, 2024. Online revenue accounted for 67% and 65% of the Company’s total revenue during the quarters ended March 31, 2025 and 2024, respectively. Wholesale revenue for the quarter ended March 31, 2025 was $5.3 million, a 7% decrease when compared to the same period last year.

Gross margin for the quarter ended March 31, 2025 was 43.1% compared to 44.0% during the same period in the prior year.

Net income for the first quarter of 2025 was $2.0 million compared to $2.2 million during the quarter ended March 31, 2024. Basic earnings per share and diluted earnings per share were $0.22 and $0.20, respectively, compared to $0.23 and $0.21 for the first quarter of 2024. Excluding the impact of elevated merger- and acquisition-related expense for the first quarter of 2025, net income and earnings per share would have been comparable or higher than during the first quarter of 2024.

Adjusted EBITDA for the quarter ended March 31, 2025 was $3.4 million, a decrease of 6% compared to the same period in 2024, bringing adjusted EBITDA for the trailing twelve months to $13.9 million.

The Company ended the quarter with $12.0 million outstanding on its term loans, no outstanding balance on its line of credit, and cash of $6.0 million, or total net debt of $6.0 million.

Performance of Acquired Brands

One of the primary metrics used by management to evaluate the performance of the Company’s brands is contribution, a non-GAAP financial measure which management defines as gross profit less advertising and marketing expenditures. Other companies may also report contribution as a performance metric, but their definition or calculation of contribution may differ from the Company’s. Management believes that contribution, as defined by the Company, is a particularly relevant performance metric since it incorporates the gross profit associated with a specific brand or collection of brands as well as the advertising and marketing expenditures associated with the same brand or brands. With limited exceptions, other operating expense incurred by the Company is generally not allocable to a specific brand or collection of brands.

Management intends to provide this level of disclosure for acquired brands for no more than two years following a transaction, after which the performance of acquired brands will be reported as part of Legacy FitLife results. Other than for MusclePharm, the numbers in the contribution tables presented below in the body of this press release represent the performance of a collection of brands. Legacy FitLife consists of nine brands and MRC consists of three brands. These collections of brands do not meet the definition of operating segments and are not managed as such.

Legacy FitLife
(Unaudited)
	2024				2025
	Q1	Q2	Q3	Q4	Q1
Wholesale revenue	4,506	4,224	3,859	3,210	4,585
Online revenue	2,455	2,578	2,443	2,112	2,714
Total revenue	6,961	6,802	6,302	5,322	7,299
Gross profit	2,928	3,006	2,684	2,115	3,254
Gross margin	42.1%	44.2%	42.6%	39.7%	44.6%
Advertising and marketing	80	94	70	59	85
Contribution	2,848	2,912	2,614	2,056	3,169
Contribution as a % of revenue	40.9%	42.8%	41.5%	38.6%	43.4%

For the first quarter of 2025, Legacy FitLife revenue increased 5% compared to the same period last year, driven by an 11% increase in online revenue and a 2% increase in wholesale revenue.

Gross profit and contribution for Legacy FitLife both increased by 11% compared to the same period last year. Gross margin increased from 42.1% during the first quarter of 2024 to 44.6% during the first quarter of 2025. Contribution as a percentage of revenue increased from 40.9% to 43.4% over the same time period.

Mimi's Rock (MRC)
(Unaudited)
	2024				2025
	Q1	Q2	Q3	Q4	Q1
Wholesale revenue	94	90	71	40	63
Online revenue	7,399	7,371	7,139	6,832	6,611
Total revenue	7,493	7,461	7,210	6,872	6,674
Gross profit	3,520	3,597	3,441	3,350	3,030
Gross margin	47.0%	48.2%	47.7%	48.7%	45.4%
Advertising and marketing	1,062	1,071	929	803	794
Contribution	2,458	2,526	2,512	2,547	2,236
Contribution as % of revenue	32.8%	33.9%	34.8%	37.1%	33.5%

For the first quarter of 2025, MRC revenue decreased 11% compared to the same period in 2024. Revenue for the largest MRC brand, Dr. Tobias, decreased 11% while revenue for the skin care brands, Maritime Naturals and All Natural Advice, declined 14% (or 9% on a constant currency basis) for the first quarter of 2025 compared to the same period in 2024.

For MRC, gross profit declined 14% and contribution declined 9%. Gross margin declined to 45.4% compared to 47.0% in the first quarter of 2024. Contribution as a percentage of revenue increased to 33.5% compared to 32.8% during the first quarter of 2024.

The decrease in gross profit for the MRC brands is primarily the result of lower sales. The decrease in gross margin is primarily driven by the change in product mix within the Dr. Tobias brand. The year-over-year increase in contribution as a percentage of revenue for the MRC brands is the result of continued optimization of advertising spend across all MRC brands.

MusclePharm
(Unaudited)
	2024				2025
	Q1	Q2	Q3	Q4	Q1
Wholesale revenue	1,117	1,388	1,231	1,689	658
Online revenue	978	1,279	1,234	1,130	1,305
Total revenue	2,095	2,667	2,465	2,819	1,963
Gross profit	839	977	876	747	590
Gross margin	40.0%	36.6%	35.5%	26.5%	30.1%
Advertising and marketing	86	161	94	117	174
Contribution	753	816	782	630	416
Contribution as % of revenue	35.9%	30.6%	31.7%	22.3%	21.2%

For the first quarter of 2025, MusclePharm revenue decreased 6% compared to the same period last year, with wholesale revenue decreasing 41% and online revenue increasing 33%. As previously disclosed, in an effort to drive revenue growth, the Company is making targeted investments in advertising and promotion in both the wholesale and online channels. During the fourth quarter of 2024, the Company offered additional promotional incentives to certain wholesale partners in an effort to drive incremental growth for the MusclePharm brand.  The decrease in wholesale revenue during the quarter was primarily due to one wholesale customer that took advantage of the Company’s promotional investment during the fourth quarter of 2024 without increasing their sell-through of the product, which affected their reorder volumes during the first quarter of 2025.

In mid-March 2025, the Company launched the new MusclePharm Pro Series, a collection of premium sports nutrition products, in a pilot in high-volume Vitamin Shoppe stores (consisting of approximately 60% of Vitamin Shoppe’s nationwide store base). If the pilot effort is successful, the Pro Series is anticipated to be added to the assortment in all Vitamin Shoppe stores and will be exclusive to Vitamin Shoppe for a period of 12 months.

As part of these and other efforts to drive revenue growth, the Company is making targeted investments in advertising and promotion for the MusclePharm brand in both the wholesale and online channels. As a result of these investments, gross margin and contribution margin as a percentage of revenue may fluctuate from quarter to quarter.

FitLife Consolidated
(Unaudited)
	2024				2025
	Q1	Q2	Q3	Q4	Q1

Wholesale revenue	5,717	5,702	5,161	4,939	5,306
Online revenue	10,832	11,228	10,816	10,074	10,630
Total revenue	16,549	16,930	15,977	15,013	15,936
Gross profit	7,287	7,580	7,001	6,212	6,874
Gross margin	44.0%	44.8%	43.8%	41.4%	43.1%
Advertising and marketing	1,228	1,326	1,093	979	1,053
Contribution	6,059	6,254	5,908	5,233	5,821
Contribution as % of revenue	36.6%	36.9%	37.0%	34.9%	36.5%

For the Company overall, revenue decreased 4%, gross profit decreased 6%, and contribution decreased 4% compared to the first quarter of 2024. Gross margin declined to 43.1% compared to 44.0% during the first quarter last year. Contribution as a percentage of revenue decreased slightly to 36.5% compared to 36.6% during the first quarter last year.

Management Commentary

Dayton Judd, the Company’s Chairman and CEO commented, “As previously disclosed, the first quarter of 2025 was strong for our Legacy FitLife business, but somewhat challenged for MRC and MusclePharm. With regard to Legacy FitLife, we benefitted from a slight increase in wholesale revenue and strong growth in online revenue, which is the most profitable part of our business. These dynamics helped to drive very encouraging increases in gross margin and contribution as a percentage of revenue for Legacy FitLife.

“Wholesale revenue for MusclePharm declined primarily due to reduced purchases from a large customer that took advantage of the increased promotional incentives we offered during the fourth quarter but was not successful in achieving increased sell-through of our products. Orders from this customer thus far during the second quarter of 2025 are higher than for all of the first quarter of 2025. Much of the decline in wholesale revenue for the quarter was offset by strong growth in MusclePharm’s online revenue.

“With regard to MRC’s online revenue, we have previously highlighted the challenging year-over-year comparisons that began in February of 2025 for the Dr. Tobias brand. In January, online revenue for Dr. Tobias increased slightly. February was the most challenging month, with online revenue down 16%, followed by a 12% decline in March.

“One benefit of owning a portfolio of brands is that strong performance by some brands can help offset weaker performance by others. For much of 2024, strong performance by Dr. Tobias helped to offset challenges we were experiencing with some of the Legacy FitLife brands. Thus far in 2025, we are seeing the inverse of that.

“On a consolidated basis, we are encouraged by the Company’s continued strong cash flow generation, which has allowed for further deleveraging of the balance sheet. On a net debt basis, our leverage is now approximately only 0.4x adjusted EBITDA for the trailing twelve months, and the Company has the financial flexibility to complete a sizable acquisition should a compelling opportunity arise. The current market environment has resulted in elevated deal flow, and we continue to review a number of M&A opportunities.”

Earnings Conference Call

The Company will hold an investor conference call on Thursday, May 15, 2025 at 4:30 pm ET. Investors interested in participating in the live call can dial (833) 492-0064 from the U.S. and provide the conference identification code of 577011. International participants can dial (973) 528-0163 and provide the same code.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets more than 250 different products primarily online, but also through domestic and international GNC® franchise locations as well as through various retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$5,941	$4,468
Restricted cash	53	52
Accounts receivable, net of allowance for credit losses of $38 and $41, respectively	2,693	1,626
Inventories, net of allowance for obsolescence of $76 and $100, respectively	12,131	11,074
Prepaid expense and other current assets	941	923
Total current assets	21,759	18,143

Property and equipment, net	89	75
Right of use asset	385	412
Intangibles, net of amortization of $161 and $152, respectively	26,234	26,235
Goodwill	13,035	13,022
Deferred tax asset	691	644
TOTAL ASSETS	$62,193	$58,531

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$5,275	$4,067
Accrued liabilities	1,121	684
Income taxes payable	1,745	1,415
Product returns	574	564
Term loan – current portion	4,500	4,500
Lease liability – current portion	81	81
Total current liabilities	13,296	11,311
Term loan, net of current portion and unamortized deferred finance costs	7,436	8,550
Long-term lease liability, net of current portion	312	331
Deferred tax liability	2,231	2,213
TOTAL LIABILITIES	23,275	22,405

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000 shares authorized, none outstanding as of March 31, 2025 and December 31, 2024	-	-
Common stock, $0.01 par value, 120,000 shares authorized; 9,383 and 9,210 issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	94	92
Additional paid-in capital	31,872	31,129
Retained earnings	7,585	5,567
Foreign currency translation adjustment	(633)	(662)
TOTAL STOCKHOLDERS' EQUITY	38,918	36,126
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$62,193	$58,531

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three months ended March 31,
	2025	2024

Revenue	$15,936	$16,549
Cost of goods sold	9,062	9,262
Gross profit	6,874	7,287

OPERATING EXPENSE:
Advertising and marketing	1,053	1,228
Selling, general and administrative	2,512	2,508
Merger and acquisition related	332	134
Depreciation and amortization	19	36
Total operating expense	3,916	3,906
OPERATING INCOME	2,958	3,381

OTHER EXPENSE (INCOME)
Interest income	(26)	(5)
Interest expense	244	414
Foreign exchange loss	21	5
Total other expense, net	239	414
INCOME BEFORE INCOME TAX PROVISION	2,719	2,967

PROVISION FOR INCOME TAXES	701	807

NET INCOME	$2,018	$2,160

NET INCOME PER SHARE
Basic	$0.22	$0.23
Diluted	$0.20	$0.21
Basic weighted average common shares	9,213	9,196
Diluted weighted average common shares	9,926	10,060

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,018	$2,160
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19	36
Allowance for credit losses	(3)	1
Allowance for inventory obsolescence	(24)	(23)
Stock-based compensation	107	102
Amortization of deferred financing costs	11	10

Changes in operating assets and liabilities:
Accounts receivable	(1,062)	(242)
Inventories	(1,013)	218
Deferred taxes	(47)	180
Prepaid expense and other current assets	362	1,067
Right of use asset	27	21
Accounts payable	1,168	727
Income taxes payable	318	56
Lease liability	(20)	(30)
Accrued liabilities	449	800
Product returns	18	(47)
Net cash provided by operating activities	2,328	5,036

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(24)	(10)
Net cash used in investing activities	(24)	(10)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loans	(1,125)	(3,625)
Proceeds from exercise of stock options	259	-
Net cash used in financing activities	(866)	(3,625)

Foreign currency impact on cash1	36	(9)

CHANGE IN CASH AND RESTRICTED CASH	1,474	1,392
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	4,520	1,898
CASH AND RESTRICTED CASH, END OF PERIOD	$5,994	$3,290

Supplemental cash flow disclosure
Cash paid for income taxes	$408	$168
Cash paid for interest	$238	$417

Non-GAAP Measures

The financial presentation below contains certain financial measures not in accordance with GAAP, defined by the SEC as “non-GAAP financial measures”, including EBITDA and adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in this Quarterly Report in accordance with GAAP.

As presented below, EBITDA excludes interest, foreign exchange gains and losses, income taxes, and depreciation and amortization. Adjusted EBITDA excludes—in addition to interest, foreign exchange losses, taxes, depreciation and amortization—stock-based compensation and merger and acquisition related expense. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

	For the three months ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Net income	$2,018	$2,160
Interest expense	244	414
Interest income	(26)	(5)
Foreign exchange loss	21	5
Provision for income taxes	701	807
Depreciation and amortization	19	36
EBITDA	2,977	3,417
Non-cash and non-recurring adjustments
Stock compensation expense	107	102
Merger and acquisition related expense	332	134
Adjusted EBITDA	$3,416	$3,653